CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2025, with respect to the consolidated financial statements included in the Annual Report of NET Power Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of NET Power Inc. on Form S-8 (File No. 333-274157) and on Form S-3 (File No. 333-283272).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
March 9, 2026